                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                     FORM 8-K

                                  CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of Earliest Event Reported):      November 5, 1999
                                                  ----------------------------

                          TRANSKARYOTIC THERAPIES, INC.
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            (Exact Name of Registrant as Specified in its Charter)


                                   Delaware
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                 (State or Other Jurisdiction of Incorporation)

      000-21481                                           04-3027191
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(Commission File Number)                     (IRS Employer Identification No.)


195 Albany Street, Cambridge, Massachusetts                           02139
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 (Address of Principal Executive Offices)                           (Zip Code)

                                (617) 349-0200
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                  Registrant's Telephone Number, Including Area Code


                                Not Applicable
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            (Former Name or Former Address, if Changed Since Last Report)

Item 5.   OTHER EVENTS.

    Set forth below is an updated description of the business of Transkaryotic Therapies, Inc. ("TKT" or the "Company").


                                    BUSINESS

OVERVIEW

    TKT is a biopharmaceutical company building a broad and renewable product pipeline based on three proprietary development platforms: Gene-Activated proteins, Niche Protein products, and Gene Therapy. The Company currently has three products in clinical development: Gene-Activated-TM- erythropoietin ("GA-EPO-TM-") in Phase III trials for the treatment of anemia, alpha-galactosidase A ("alpha-gal") in Phase II for the treatment of Fabry disease, and Factor VIII gene therapy in Phase I for the treatment of hemophilia A. TKT intends to expand its clinical pipeline by initiating clinical trials of two additional Gene-Activated proteins and one additional Niche Protein product over the next 12 months. The Company has a balanced commercialization strategy, which is designed to leverage the size and experience of corporate partners for certain products while building a small and efficient commercial infrastructure for others. Accordingly, the Company has entered into collaborations with Hoechst Marion Roussel, Inc. ("HMRI") with respect to its first two Gene-Activated protein products, with Sumitomo Pharmaceuticals Co., Ltd. ("Sumitomo") for alpha-gal in Japan, and with Genetics Institute, Inc. ("GI") for Factor VIII gene therapy in Europe. TKT intends to independently market its Niche Protein and gene therapy products, as well as a number of its Gene-Activated products.



GENE-ACTIVATED-TM- PROTEINS: TECHNOLOGY BACKGROUND

    PROTEIN PRODUCTION: THREE TECHNOLOGICAL WAVES

    The therapeutic value of certain proteins produced by the human body has been known for decades. One of the major advances in 20th-century medicine was the development of systems for the large-scale production of therapeutic proteins outside the body. For example, prior to the development of a manufacturing process for insulin more than seventy years ago, patients with Type I (juvenile onset) diabetes were offered no effective treatment and generally died of starvation at an early age. Following the development of pharmaceutical insulin preparations for injection, Type I diabetics could live long and relatively normal lives. During this first wave of protein production technology, proteins were generally purified from human or animal tissue. Insulin, for example, was isolated from the pancreas of pigs and cattle, and growth hormone, for the treatment of short stature, was isolated from the pituitaries of cadavers.

    During the second wave of protein production technology, based on the cloning of human genes, proteins were manufactured using conventional genetic engineering techniques. As a result, by the mid-1980's, it became routine to engineer cells to produce therapeutic proteins at levels that were substantially in excess of what could be obtained by purification from tissue. However, since many of the proteins produced by conventional genetic engineering techniques had previously been purified, the patent protection afforded to this second wave of protein production technology tended to focus on the genes encoding therapeutic proteins. Accordingly, many patents have been issued covering isolated and purified DNA sequences encoding such proteins, various vectors used to insert such DNA sequences into production cell lines, and cell lines modified by the insertion of such DNA sequences.

    TKT believes its proprietary gene activation technology represents the third wave in the evolution of protein production technology in that it is based on the activation of genes encoding therapeutic proteins in human cells rather than the cloning and transfer of these genes. TKT's gene activation technology avoids using the approach to protein production associated with the second wave. The Company believes this will allow it to develop and commercialize a large number of therapeutic proteins, including potentially improved versions of many that are currently marketed.

    GENE STRUCTURE AND REGULATION OF GENE EXPRESSION

    Recent advances in molecular biology, cell biology, and genomics have led to a much better understanding of the structure and function of human genes than was possible only a few years ago. It is now generally accepted that virtually all genes contain certain DNA sequences that provide information necessary for the cell to assemble a specific sequence of amino acids that make up a protein ("coding DNA sequences"). Thus each gene can be viewed as the blueprint for a particular protein, and "gene expression" is the process which leads to the synthesis of the protein it encodes. Gene expression is controlled by certain DNA sequences which function as switches that "turn on" the gene and trigger the synthesis of the protein ("regulatory DNA sequences"). Despite the staggering variety of proteins synthesized by the cells of the body, this process is universal.

    Essentially every human cell contains the same set of approximately 100,000 genes, but each cell type actually produces only a subset of the 100,000 proteins possible. For example, although essentially all human cells contain the insulin gene, only certain cells of the pancreas actually produce insulin. The regulatory switches that turn on gene expression in the appropriate cell type also turn off gene expression in all other cell types. For this reason, only pancreatic cells express insulin--the regulatory DNA sequences normally associated with the insulin gene prevent expression elsewhere in the body. TKT's gene activation technology is based on activating previously silent genes by bypassing regulatory DNA sequences set in the "off position" with regulatory DNA sequences set in the "on position."

    CONVENTIONAL RECOMBINANT PROTEIN PRODUCTION
    By the 1970's, the clinical benefits of several proteins were well-known and the potential benefit of many others was envisioned. Based on a series of basic discoveries in the 1960's and 1970's, scientists learned to clone and manipulate genes of therapeutic interest, leading directly to the birth of the biotechnology industry and the large scale production of therapeutic proteins. To produce large quantities of a therapeutic protein using conventional genetic engineering techniques, scientists first clone the relevant human gene by isolating the coding DNA sequences for the gene from the human cell and transferring them to bacteria, where large quantities of the gene are copied. The cloned gene is then isolated from the bacteria and placed in a test tube. In this test tube, the cloned gene is then fused to appropriate regulatory DNA sequences, and the resulting DNA fragment containing both the regulatory DNA sequences and the coding DNA sequences is inserted into a non-human (mammalian, yeast, or bacterial) cell. This genetically modified cell is then propagated in large bioreactors for commercial-scale production of the protein.


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

TKT'S PROPRIETARY GENE ACTIVATION TECHNOLOGY

    Although the conventional approach to recombinant protein production is quite powerful, its use today faces certain commercial barriers and technical limitations. The primary barrier is that biotechnology companies have sought and obtained patent protection covering many of the techniques used to produce commercially-marketed proteins using conventional genetic engineering techniques. These patent rights have served as effective barriers to entry, minimizing competition in the therapeutic proteins market. In addition, conventional genetic engineering techniques for protein production may face technical

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limitations arising from the need to first clone the gene of interest. For certain proteins, this step adds to development times, increases costs, and is technically challenging. Technical difficulties may also arise from the use of non-human production cell lines, which may result in the production of proteins which have therapeutically significant differences from those naturally produced by the cells of the human body. Furthermore, production processes based on conventional genetic engineering may not have incorporated recent advances in cell culture systems with significant efficiency and cost advantages as compared to processes originally developed over a decade ago.

    To overcome these commercial barriers and technical limitations, TKT has developed gene activation technology for the production of therapeutic proteins. This proprietary technology does not rely on the manipulation of cloned genes. Using this proprietary technology, TKT has succeeded in producing therapeutic proteins in human cells by bypassing regulatory DNA sequences set in the "off position" with regulatory DNA sequences set in the "on position" in order to activate the gene of interest. The Company's gene activation technology does not require the manipulation of the protein coding DNA sequences of the gene. The bypass of an "off switch" with an "on switch" is accomplished by "gene targeting."

    Gene targeting is a technology by which DNA fragments can be "cut and pasted" precisely at pre-selected, desirable locations within the cell's genome. Gene targeting can be thought of as molecular surgery, with the surgical tools literally functioning at the molecular level. The technical term for gene targeting, homologous recombination, reflects its underlying mechanism: cells have the capacity to align two homologous DNA sequences (two sequences that are quite similar) and exchange one with the other. In gene activation, the new regulatory sequences are flanked with "homing" sequences and structural sequences which allow the cell to exchange the new active regulatory sequences in place of the old inactive ones. The new sequences must be introduced precisely in order to allow the proper initiation of gene expression.

    In order to manufacture a protein of therapeutic interest using gene activation technology, a human cell line producing the protein must be generated. This cell line will ultimately become the master cell bank for large scale manufacturing and is generated as follows:

    1. Determine the sequence of a portion of the regulatory DNA sequences that control the gene of interest;

    2. Build a "targeting fragment" by fusing homing sequences to a new regulatory region known to be active in the human cell line chosen for manufacturing;

    3.  Introduce the targeting fragment into the cell line;

    4. Identify and propagate an activated cell line producing the protein of interest; and

    5. Optimize protein productivity and prepare the cell line for commercial scale manufacturing.

    The Company has successfully accomplished all of the steps described above for GA-EPO, a second, undisclosed Gene-Activated protein ("GA-II"), and a third Gene-Activated protein ("GA-III"). The results of TKT's work in this area have led to proof-of-concept that (i) gene targeting can be used to direct the integration of regulatory and structural sequences to a specific, pre-selected position in the genome, (ii) the product of the targeting event is a cell containing an activated gene, and (iii) the protein production properties of cells created by gene activation are predictable and suitable for, and have been successfully used in, large-scale manufacturing. Accordingly, the Company believes that these methods may be used to express a wide variety of therapeutically valuable proteins at levels suitable for large-scale manufacturing purposes. Because the gene activation process avoids many of the technical limitations of conventional recombinant protein production technology, the Company also believes that the gene activation process is at least as efficient as, and may be more cost-effective than, conventional genetic engineering techniques for protein production.

TKT'S GENE-ACTIVATED-TM- PROTEIN PROGRAMS

    The Company's initial strategy in exploiting its proprietary gene activation technology is to commercialize Gene-Activated versions of protein products that have proven medical utility, have received marketing approval from regulatory authorities and have achieved significant revenues in major markets. These protein products have experienced high rates of acceptance among physicians and health care providers. The Company estimates that 1998 total worldwide sales for the ten largest marketed therapeutic proteins were approximately $15.1 billion (see Table I). As the number of new approved protein products increases and as the number of approved indications for such products increases, the Company believes that the market for these protein products will continue to experience substantial growth. The Company also believes that the broad applicability of its gene activation technology for protein production and the fact that many additional proteins are currently in clinical development will provide a large number of candidates for commercialization using TKT's gene activation technology.

    TABLE I. COMPANY ESTIMATE OF 1998 WORLDWIDE PROTEIN PRODUCT REVENUES (IN
                                   MILLIONS)

PROTEIN                           PRIMARY INDICATION                REVENUES
-------                           ------------------                --------
Erythropoietin                    Anemia                            $ 3,900
Insulin                           Diabetes                            2,800
G-CSF                             Neutropenia                         1,900
Growth Hormone                    Short stature                       1,500
alpha-Interferon                  Hepatitis/Cancer                    1,300
Factor VIII                       Hemophilia A                        1,300
beta-Interferon                   Multiple sclerosis                    800
FSH                               Infertility                           800
tPA                               Myocardial infarction                 400
Glucocerebrosidase                Gaucher disease                       400
                                                                    -------
                                                                    $15,100
                                                                    =======

    TKT has focused its initial gene activation efforts on the development of its GA-EPO product in collaboration with HMRI. Erythropoiesis is the process by which red blood cells (erythrocytes) are produced. When the body requires additional red blood cells, the kidney normally produces erythropoietin, a circulating protein hormone which stimulates the differentiation of certain progenitor cells in the bone marrow. The kidney's critical role in red blood cell production was determined in the 1950's, and erythropoietin was first isolated and purified from the urine of patients with anemia in the 1970's (the first wave). The gene encoding erythropoietin was cloned in the 1980's and used for production of the protein using conventional genetic engineering techniques (the second wave). Erythropoietins have been successfully used to treat anemia associated with a variety of conditions, including the anemia of kidney failure (which causes a reduction in the body's ability to produce the protein) and the anemia of chemotherapy (which causes the destruction of a large number of bone marrow progenitor cells).

    GA-EPO-TM- DEVELOPMENT STATUS

    TKT has successfully applied its gene activation technology to produce GA-EPO in human cells (the third wave). To illustrate the underlying concept of the gene activation process, consider that essentially all human cells contain the erythropoietin gene, yet only certain cells of the kidney actually produce erythropoietin. In all other cells in the human body, the erythropoietin gene is inactive. The erythropoietin gene is not expressed in most human cells because regulatory sequences in those cells prevent the protein from being made; the gene is controlled by a switch ("regulatory DNA sequences") that is permanently in the "off" position. The goal of TKT's GA-EPO program was to remove this "off switch" in a human cell in which the erythropoietin gene is inactive and, in effect, replace it with regulatory sequences comprising an "on switch" to activate erythropoietin expression.

    TKT has generated a GA-EPO producing cell line that has been scaled up to commercial production levels. To accomplish this, TKT first studied the regulatory region that prevents expression of the erythropoietin gene in most human cells and developed an activation strategy. Next, a targeting fragment was constructed by fusing certain homing sequences to a new regulatory region known to be active in the human cell line chosen for manufacturing. The targeting fragment was then introduced into the cell line under conditions appropriate for homologous recombination to occur, and a resulting cell line that produced GA-EPO was identified. The GA-EPO productivity of the cell line was optimized, and the cells were prepared for commercial-scale manufacturing. The production process is at commercial scale and has been successfully used to produce GA-EPO for clinical trials.

    The purified protein has been subjected to an extensive series of analyses and has the properties expected of a human erythropoietin preparation. In particular, the protein has an appropriate molecular weight, amino acid composition, amino acid sequence, secondary structure, and glycosylation profile. GA-EPO has been shown to function IN VITRO and IN VIVO in a dose-dependent manner. Finally, preclinical safety tests performed to date have yielded satisfactory results.

    In a Phase I study completed in 1997 by HMRI, 15 healthy volunteers were administered GA-EPO. The goal of the study was to assess safety of GA-EPO administration. In this study, GA-EPO exhibited a satisfactory safety profile and resulted in a dose-dependent increase in red blood cell production.

    In 1998, HMRI completed a Phase II study of GA-EPO. Thirty-two patients with end-stage renal disease were treated in two dosage groups. In this study, no adverse events related to GA-EPO resulted, and GA-EPO demonstrated a dose-dependent increase in red blood cell production.


    In September 1998, HMRI commenced Phase III clinical trials of GA-EPO in the U.S., the goal of which is to support a Biologics License Application ("BLA") for U.S. Food and Drug Administration ("FDA") approval for the indications of anemia of renal failure in patients who are receiving dialysis and in patients who are not yet undergoing dialysis. Furthermore, this program has been designed to obtain such approval for both intravenous and subcutaneous administration of GA-EPO. The Company expects the anemia of renal failure program to be completed by the end of 1999. The Company also expects HMRI to conclude a Phase III clinical trial in the U.K. in 1999. During 1999, the Company expects HMRI to commence Phase III clinical trials of GA-EPO for anemia associated with cancer chemotherapy. GA-EPO is being reviewed within the FDA by the Center for Biologics Evaluation and Research ("CBER").


    DEVELOPMENT STATUS OF OTHER GENE-ACTIVATED-TM- PROTEIN PRODUCTS

    In collaboration with HMRI, TKT is developing GA-II. HMRI accepted for development the Gene-Activated cell line for GA-II in June 1997 and manufacturing is at commercial scale. Preclinical testing is in progress, with satisfactory results achieved to date. The Company expects HMRI to file an Investigational New Drug Application ("IND") for this product in 1999.

    GA-III is in preclinical testing. Manufacturing scale-up is in process, and the Company expects to file an IND for this product in late 1999 or early 2000. TKT is currently developing GA-III independently.

    TKT believes that numerous development opportunities exist for Gene-Activated proteins. In addition to the proteins discussed above, the Company is currently developing four other Gene-Activated proteins. These programs are in the research or preclinical stage.

GENE-ACTIVATED-TM- PROTEIN PRODUCT COLLABORATIONS AND COMMERCIALIZATION STRATEGY

    In order to rapidly develop and exploit its gene activation technology, TKT has entered into two strategic alliances with HMRI, the first in May 1994 and the second in March 1995. The alliances are focused on the development of two products, GA-EPO and GA-II. In December 1998, HMRI announced its intention to merge with Rhone-Poulenc SA to create Aventis. The merger is expected to be completed in 1999, subject to regulatory approval, and will create the second largest global pharmaceutical company.

    Under two license agreements, HMRI was granted worldwide exclusive rights to make, use, and sell the two products. HMRI is responsible, at its own expense, for all worldwide development, manufacturing, and marketing activities for both products. Pursuant to the agreement pertaining to GA-II, TKT also granted HMRI an option to commercialize certain aspects of TKT's gene therapy technologies. As to both products, TKT has successfully generated cell lines sufficient for scale-up to commercial production levels that have been accepted and scaled up by HMRI.

    Each of the license agreements expires, on a country by country basis, on the later of (i) 10 years after the first commercial sale of the covered product in such country and (ii) the last to expire of the patents licensed under such agreement with respect to such country, subject to earlier termination by either party under specified circumstances, including a material breach of the agreement by the other party.

    TKT has the potential to receive up to $125.0 million ($58.0 million for GA-EPO and $67.0 million for GA-II) from HMRI from the two alliances, consisting of license fees, equity investments, milestone payments, and research funding. As of September 30, 1999, TKT had received $58.0 million of such amount
($27.0 million for GA-EPO and $31.0 million for GA-II). The remaining payments are contingent upon the achievement of milestones in connection with the continued development of these products. The amounts received to date include all of the scheduled equity payments. TKT also is entitled to a low double-digit royalty on net sales of these two products worldwide.

    Future Gene-Activated protein products may include currently-marketed proteins, proteins currently in late stage clinical development, or proteins that are in much earlier stages of development. At present, TKT intends to focus on the currently-marketed products until products from these latter two categories demonstrate clinical and commercial viability. TKT believes that its focus on currently-marketed proteins for near-term commercialization and on development-stage proteins for the long-term appropriately utilizes Company resources, maximizes near-term commercial potential, and will allow the Company to build a strong Gene-Activated protein product pipeline for the future.

NICHE PROTEIN-TM- PRODUCT DEVELOPMENT PLATFORM

    Certain genetic diseases are known to be caused by the deficiency of a single, well-defined protein. The patient's inability to produce sufficient amounts of the specified protein results in symptoms which can be debilitating and, ultimately, life threatening. These diseases include Fabry disease, Gaucher disease, Hunter syndrome, Hurler syndrome, Pompe disease, and Tay-Sachs disease. The most direct approach to treat these diseases is to manufacture the missing or deficient protein and deliver it to the patient. No effective treatment currently exists for most of these rare diseases. TKT's Niche Protein product platform is focused on developing protein replacement products to treat patients suffering from certain of these diseases. The Company plans to develop and commercialize products for a number of these diseases, with the goal of reducing symptoms and potentially reversing progression of the disease.

TKT'S NICHE PROTEIN-TM- PRODUCT DEVELOPMENT PROGRAMS AND COMMERCIALIZATION
  STRATEGY

    The Company's product development strategy for its Niche Protein product platform is to leverage the Company's core competencies in gene expression, cell culture, and protein characterization to create protein replacement products to treat rare genetic diseases which are characterized by the absence of certain metabolic enzymes. Since the defects in many of the diseases which the Company intends to address with its Niche Protein product platform are understood in depth, product development pathways have the potential to be straightforward. The Company is currently developing seven Niche Protein products, including treatments for Fabry disease, Hunter syndrome, and Gaucher disease.

    TKT views its Niche Protein product platform as a near term opportunity to develop and commercialize products on a relatively cost-effective, lower risk basis. TKT expects to develop and commercialize these products in the U.S. and Europe and to seek corporate collaborators for Japan.

    The Company believes that it will be able to arrange for manufacturing of its Niche Protein products under the terms of contract manufacturing agreements with third parties. In addition, the Company

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believes that it will be able effectively to serve Niche Protein product markets with a small, focused sales force, thereby limiting the Company's investment in sales and marketing infrastructure. The Company hired a Senior Vice President, Commercial Operations in April 1999 to direct its commercialization efforts and is developing a commercial infrastructure for the sale of its Niche Protein products.

    FABRY DISEASE

    TKT's first target in the Niche Protein product program is Fabry disease. Fabry disease is an inherited lysosomal storage disease caused by the deficiency of the enzyme alpha-gal. The disorder is characterized by the accumulation of lipids in lysosomes of vascular endothelial and smooth muscle cells and in a variety of other tissues. Patients with Fabry disease show diverse clinical manifestations beginning as early as adolescence. These manifestations include severe pain and cardiovascular and renal complications. The Company believes that there are 5,000 Fabry disease patients worldwide. Current treatment of the disease is limited to the reduction of symptoms. The Company believes that alpha-gal enzyme replacement therapy could result in a decrease or an improvement in the clinical manifestations of the disease.

    In 1997, the Company, in collaboration with the National Institutes of Health ("NIH") under a Cooperative Research and Development Agreement ("CRADA"), conducted a Phase I clinical trial designed to characterize the safety and pharmacokinetic profile of the Company's alpha-gal product. Ten patients with Fabry disease were treated with a single dose of highly purified alpha-gal manufactured at TKT, with two patients treated at each of five escalating dose levels. Plasma half-life and alpha-gal enzyme activity were examined before and after treatment, along with a series of clinical and laboratory safety assessments. Nine out of ten patients showed a reduction of the toxic lipid that causes the symptoms of Fabry disease, with the reduction observed in both the liver and the kidney. The treatment was well-tolerated, and no clinically significant side-effects were observed. The half-life of the enzyme appears to support dosing at intervals of one week or longer.

    The Company initiated a Phase II clinical trial of its alpha-gal product in December 1998 with patients with Fabry disease. The 24 patient, placebo-controlled trial is being conducted at the NIH and is expected to be completed by the end of 1999. The goal of the study is to assess safety and efficacy of the alpha-gal protein as a treatment for the disorder.

    The Company has received Fast Track designation for its alpha-gal product from the FDA and is therefore eligible for the FDA to review the Company's BLA within six months of submission, although it is likely to take longer to obtain approval. TKT has also received orphan drug designation for its alpha-gal product. As a result, if TKT's alpha-gal product is the first product to receive FDA marketing approval for the indication for which it has designation as an orphan drug, the FDA may not approve any other applications to market the same product for the same indication, except in limited circumstances, for a period of seven years. The Company has entered into a contract manufacturing agreement with a third party to produce alpha-gal for the Company. The Company has developed a cell line for commercial manufacturing and, in conjunction with its contract manufacturer, has developed a commercial scale manufacturing process.

    In July 1998, the Company entered into a distribution agreement with Sumitomo to commercialize TKT's alpha-gal in Japan and other Asian countries. Under the terms of the agreement, Sumitomo paid TKT an up front fee of $2.0 million and is obligated to make additional payments to TKT as the product moves through development and commercialization. Sumitomo is responsible for development and commercialization of alpha-gal in its territories. The distribution agreement expires on a country-by-country basis under specified circumstances, including a material breach of the agreement by the other party.

    HUNTER SYNDROME

    TKT's second target in the Niche Protein product platform is Hunter syndrome. Hunter syndrome is an inherited lysosomal storage disorder caused by a deficiency of the enzyme iduronate-2-sulphatase ("I2S"). As a result of this deficiency, complex carbohydrates accumulate in cells of the body, causing debilitating symptoms in the patient. Physical manifestations include skeletal deformities, obstructive airway disease, cardiac failure and, in severe cases, central nervous system involvement. Cardiac and respiratory illness are often the cause of death at an early age in patients with the disorder. The Company believes that there are approximately 3,000 Hunter syndrome patients worldwide.

    The Company believes that I2S enzyme replacement therapy could result in an elimination of many of the clinical manifestations associated with Hunter syndrome and an increased life expectancy and quality of life. The Company plans to file an IND covering its I2S product in late 1999 or early 2000. The Company has developed a commercial quality cell line and is developing a commercial scale manufacturing process.

GENE THERAPY TECHNOLOGY

    TKT'S GENE THERAPY APPROACH

    The first three waves of protein production have a critical feature in common: regardless of methodology, the proteins are manufactured outside the human body. The Company believes that its approach to gene therapy, Transkaryotic Therapy-TM-, represents the fourth wave of protein production--a system that would restore the patient's natural ability to produce a required therapeutic protein.

    TKT's approach to gene therapy is based on genetically modifying patients' cells to produce and deliver therapeutic proteins for extended periods. The Company believes the approach will be safe, cost-effective, and clinically superior to the conventional delivery of proteins by injection. In preclinical animal studies, a single administration of one of the Company's gene therapy products resulted in the lifetime production and delivery of therapeutic proteins.

    TKT believes its gene therapy system is broadly enabling and, accordingly, may be applicable to the treatment of a wide range of human diseases. Because TKT's gene therapy has demonstrated long-term delivery of therapeutic proteins in animal model systems, the Company believes its approach may be well-suited to the treatment of chronic protein deficiency states, including hemophilia, diabetes, and hypercholesterolemia. The diseases targeted by TKT are characterized by a significant unmet medical need, and the clinical goals that must be achieved by TKT's gene therapy products are well-defined. The potential benefits of TKT's gene therapy products include improved therapeutic outcome, elimination of frequent painful injections and the problem of patient compliance, a minimization of side effects due to over- or under-dosing of conventional proteins, and a reduction in costs.

    There are a large number of technical approaches to gene therapy, but two basic distinctions can be used to characterize the field. The first distinction is viral versus non-viral. Viral gene therapy approaches use genetically modified viruses to introduce genes into human cells by infection. Non-viral approaches use noninfectious (chemical or physical) means to introduce the genes. The second distinction is IN VIVO versus EX VIVO. IN VIVO gene therapies are based on the administration of DNA-based drugs directly to the patient. EX VIVO gene therapies are based on removing a small number of cells from a patient, introducing a gene into the cells and implanting the engineered cells into the patient.

    TKT's enabling gene therapy technology platform is a non-viral, EX VIVO system which the Company believes is significantly different from other approaches to gene therapy. The Company believes that these differences will allow for physiologic levels of protein expression in patients for extended periods, a goal that historically has represented a major obstacle in alternative gene therapy systems. The major alternative to TKT's system is based on the use of genetically-modified retroviruses and adenoviruses to infect patients' cells. The Company believes that such viral EX VIVO approaches present a significant safety risk due to the possibility of causing new viral infections in patients. In addition, such approaches have not allowed long-term production of the therapeutic protein in animal models or patients.

    To the best of the Company's knowledge, neither viral nor non-viral IN VIVO gene therapy technologies have allowed long-term or high level protein expression in the patient. Accordingly, these technologies may be best-suited for non-chronic applications, such as immunotherapy. TKT believes Transkaryotic Therapy is well-suited to allow safe and long-term delivery of therapeutic proteins for the treatment of chronic protein deficiency states as demonstrated by the long-term delivery of therapeutic proteins in animal models.

    In order to develop a safe, effective, non-viral, EX VIVO gene therapy system, the Company believes that it was necessary for several major tasks to have been accomplished in basic research and preclinical testing. Each of the steps must be carried out to allow the ultimate product to be manufactured efficiently, reproducibly, and cost-effectively, to be subjected to rigorous quality control to ensure safety and to direct the long-term production and delivery of the therapeutic protein in the patient. The first step involves the development of techniques for obtaining and propagating the cell types of interest. Next, non-viral methodologies must be developed that allow DNA fragments to be stably introduced into these cells. DNA fragments containing the appropriate DNA regulatory sequences fused to the desired protein encoding sequences, for example, must be constructed and introduced into cells to generate genetically-engineered cells which express the therapeutic protein at clinically relevant levels. After the DNA fragments have been successfully introduced into human cells, methodologies must then be developed which allow the engineered cells to properly process the therapeutic protein. The final step involves the development of methods and formulations for the implantation of the engineered cells.

       TABLE II. TKT'S GENE THERAPY SYSTEM: SUMMARY OF SELECTED TECHNICAL
                                ACCOMPLISHMENTS

              TASKS                         ACHIEVEMENT                             COMMENTS
              -----                         -----------                             --------
    Cell types propagated      Fibroblasts, myoblasts, mammary        Cells retain normal properties
                               epithelial cells

    Proteins expressed         Factor VIII, Factor IX, Growth         All expressed at levels of at least 1
                               Hormone, Insulin, Interleukin-2, LDL   microng million cells/day
                               receptor, alpha-gal

    Transfection               Electroporation, microinjection,       All with efficiencies greater than
    methodologies applied      polybrene, and calcium phosphate       one stably transfected cell per
                               precipitation                          thousand treated cells

    Proteins characterized     Factor VIII, Factor IX, Growth         All with natural post-translational
                               Hormone, alpha-gal                     modifications

    IN VIVO expression         Factor VIII, Factor IX, Growth         All at physiologic levels in animal
    observed                   Hormone, Insulin                       models

    TKT scientists have successfully accomplished all of the tasks set forth in Table II and, in model systems, have successfully delivered therapeutic proteins for the lifetime of the experimental animals. Much of TKT's work has focused on gene therapy using fibroblasts, a cell type present in the skin (and throughout the body) that is readily obtained from patients and propagated in culture. The Company has developed a variety of methodologies for the stable transfection of normal human cells. "Stable transfection" means that the introduced DNA fragment becomes part of a chromosome in the treated cell. One such methodology is electroporation, a technique based on subjecting cells to a brief electrical pulse. The pulse transiently opens small pores in the cell membrane that allow the DNA fragments of interest to enter the cell. The technique is simple, reproducible (it works for a variety of cell types and for cells derived from newborns to the elderly), efficient (one electroporation provides many more transfected cells than required for treatment), and cost-effective (less than one dollar per reaction).

    The Company believes it has developed the basic technologies required for a safe and effective gene therapy approach which can be refined and optimized for patient use. In patients, TKT envisions that, in general, the system would function as follows:

    1. The clinician would identify the patient to be treated and perform a small skin biopsy;

    2. In TKT's manufacturing facility, patient cells would be harvested from the biopsy specimen;

    3. The DNA fragment containing DNA regulatory sequences and protein coding sequences would be introduced into the harvested cells by electroporation. The DNA fragment and the electroporation methodology would be the same for all patients with a given disease;

    4. A genetically engineered cell expressing the therapeutic protein would be identified, propagated, subjected to appropriate characterization and quality control tests, and formulated in a syringe. The syringe would then be returned to the physician; and

    5. The physician would then inject the engineered cells under the patient's skin as an outpatient procedure.

    These patient techniques have been successfully carried out in an ongoing Phase I clinical trial of growth hormone as a treatment for cachexia (described below). The procedures might vary based on the disease to be treated. For example, different cell types, sites of implantation, and genes of interest could be advantageous for a given disease.

    The Company believes that Transkaryotic Therapy-TM- offers several clinical and commercial advantages over conventional treatments and other gene therapies for targeted diseases, including:

    - SAFETY. Transkaryotic Therapy does not use infectious agents such as retroviruses to genetically engineer the patient's cells. TKT's non-viral method of producing genetically engineered cells allows for extensive safety testing prior to implantation of such cells in the patient. In studies of TKT's gene therapy system involving over 5,000 animals, no side effects have been observed;

    - LONG-TERM EXPRESSION. Transkaryotic Therapy is designed to produce long-term results with a single treatment. In preclinical studies, the Company has produced target proteins at therapeutic levels for the lifetime of the animals, suggesting the possibility of long-term effectiveness in humans;

    - CONTROLLABILITY. Transkaryotic Therapy is designed to deliver therapeutic proteins at levels which meet a patient's specific needs. The Company believes that its gene therapy system will allow the physiologic and pharmacologic regulation of expression. Further, the Company believes that the treatment afforded by Transkaryotic Therapy will be readily reversible so that therapy can be discontinued if no longer required;

    - FLEXIBILITY. The Company has focused on genetically engineering a wide variety of human cell types because, although certain cell types are useful in the gene therapy of particular diseases, no single cell type is appropriate for the gene therapy of all diseases;

    - EASE OF ADMINISTRATION. Transkaryotic Therapy will allow for the administration of its products by a single injection under the patient's skin on an out-patient basis. Furthermore, the potential long-term effectiveness of the treatment could eliminate problems of patient compliance; and

    - COST-EFFECTIVENESS. Transkaryotic Therapy takes advantage of the patient's natural ability to synthesize therapeutic proteins for extended periods. The potential benefits of Transkaryotic Therapy include improved therapeutic outcome, the elimination of frequent painful injections and patient compliance problems, a reduction of side effects due to overdosing and underdosing of conventional proteins, and significant reductions in cost. Accordingly, the Company believes that its therapy may be less costly than therapy using conventional protein pharmaceuticals which require frequent administration.

TKT'S GENE THERAPY DEVELOPMENT PROGRAMS AND COMMERCIALIZATION STRATEGY

    The Company is focusing its development efforts on gene therapy products for the treatment of chronic diseases with straightforward and well-characterized etiologies. For certain of these diseases, such as hemophilia A, effectiveness, dose ranges, and safety have been clearly established in the context of currently approved and marketed products. For other diseases, preliminary IN VITRO and animal model data strongly suggest that the long-term delivery of appropriate therapeutic proteins will effectively treat the disease. The Company believes that this initial focus will provide strategic advantages by allowing evaluation of Transkaryotic Therapy based on well understood clinical parameters, thereby facilitating the regulatory approval process. Furthermore, the Company believes that when administered as part of its proprietary gene therapy system, these proteins may provide therapeutic benefits not achievable using conventional methods of delivery.

    Since October 1994, the Company has been conducting a clinical trial to assess the safety of its gene therapy technology in humans. This Phase I clinical trial is based on the implantation of genetically modified skin fibroblasts to express growth hormone in cancer patients at risk for cachexia. The principal purpose of this study is to determine the safety of the Company's gene therapy in humans. A total of 21 patients have been enrolled in the study. Community physicians have injected the modified cells under the skin of subjects; all patient procedures have been performed on an out-patient basis. Preliminary data from this study suggests that the administration of the genetically-engineered cells appears to be well-tolerated. Prior to proceeding with additional clinical trials (beyond Phase I) for this product, the Company intends to seek a collaborative partner.

    HEMOPHILIA A

    TKT's principal gene therapy program currently is directed at hemophilia A. When a blood vessel ruptures, an intricate series of events allows the rapid formation of a clot in normal individuals. One of the best-studied coagulation disorders is hemophilia A, caused by a deficiency or defect in protein coagulation Factor VIII. Patients with the disease experience acute, debilitating, and often life-threatening bleeding episodes. Depending on the severity of the disease, bleeding may occur spontaneously or after minor trauma. Conventional treatment consists of temporarily increasing the patient's Factor VIII levels through infusions of plasma-derived or recombinantly-produced Factor
VIII. Factor VIII levels typically rise to therapeutic levels for only two to three days following intravenous administration, then return to the baseline subtherapeutic level, once again placing the patient at risk for a serious bleeding episode. It is estimated that there are approximately 50,000 hemophilia A patients worldwide. In the U.S., an adult suffering from the disease receives Factor VIII protein treatment only during bleeding crises at an average annual cost of approximately $65,000.

    TKT's approach to the treatment of hemophilia A is based on the production and delivery of Factor VIII using Transkaryotic Therapy. The Company believes that its Factor VIII gene therapy product has the potential to provide a constant supply of therapeutic levels of the missing protein, effectively eliminating the problem of rapid disappearance of the therapeutic protein. The Company has produced clonal populations of human fibroblasts which have been transfected to express Factor VIII IN VITRO, demonstrated that the protein is properly processed, and achieved protein expression in animals.

    In November 1998, the Company began the first ever clinical trial evaluating a gene therapy treatment for hemophilia A. This Phase I safety study will include 12 patients and is being conducted at the Beth Israel Deaconess Medical Center in Boston, Massachusetts. The trial is expected to take up to three years to complete, including a two year follow up period following the treatment phase.

    In July 1993, the Company entered into a Collaboration and License Agreement with GI relating to a joint development and marketing program for a hemophilia A gene therapy product based on the Company's non-viral technology. The agreement provides that the parties will collaborate to develop and commercialize a non-viral gene therapy product for the treatment of hemophilia A using TKT's proprietary technology and GI's patented Factor VIII genes. Under the agreement, GI has granted TKT a non-exclusive worldwide license under GI's patents covering truncated versions of the gene encoding Factor VIII for use in certain non-viral gene therapy applications. GI has agreed to pay a portion of the clinical development costs of the product in the U.S., Canada, and the European Community. TKT retained exclusive manufacturing rights throughout the world and exclusive marketing rights to all countries of the world except those in Europe. Subject to certain conditions, GI received exclusive rights to market the product in Europe.

    LONG-TERM GENE THERAPY TARGETS

    The Company's long-term gene therapy product development strategy is focused on products for the treatment of commonly occurring diseases, including both juvenile- and adult-onset diabetes, hypercholesterolemia, and osteoporosis. These are diseases for which either (i) a proven therapeutic protein exists but effective treatment of the disease requires complex patterns of regulation in the patient (for example, insulin is widely used in the treatment of diabetes but delivery of insulin by conventional methods is imprecise and does not prevent the serious complications of the disease) or (ii) no protein has yet been proven effective in treating the disease (for example, many proteins are thought to have potential in the treatment of hypercholesterolemia, but that has yet to be proven conclusively in patients).

    MANUFACTURING

    One of the critical aspects of any cell-based therapy is the approach to manufacturing. The manufacturing process takes up to six weeks. It is essential to optimize the process to allow for a commercially-viable product, and the Company believes it has accomplished such optimization. To produce early clinical materials, TKT has constructed a pilot manufacturing facility designed to conform to FDA guidelines for Current Good Manufacturing Practice ("cGMP"). For Phase III clinical trials and commercialization, TKT intends to construct a cGMP-certified facility.

    The Company intends to manufacture its gene therapy products in central manufacturing facilities. Initially, the Company plans to construct a central facility to serve the U.S. As the Company's product pipeline matures, the Company believes that demand will increase, possibly requiring the Company to construct an additional manufacturing facility in the U.S. Other gene therapy companies have adopted a strategy based on locating a cell processing facility in every large city or major medical center. TKT believes that the requirements for strict quality control and the benefits of economy of scale are better achieved using the central manufacturing strategy.

PATENTS, PROPRIETARY RIGHTS, AND LICENSES

    PATENTS AND PROPRIETARY ISSUES

    The Company believes that protection of the proprietary nature of its products and technology is important to its business. Accordingly, it has adopted and plans to maintain a vigorous program to secure and maintain such protection. The Company's practice is to file patent applications with respect to technology, inventions, and improvements that are important to its business. The Company also relies upon trade secrets, unpatented know-how, continuing technological innovation, and the pursuit of licensing opportunities to develop and maintain its competitive position. There can be no assurance that others will not independently develop substantially equivalent proprietary technology or that the Company can meaningfully protect its proprietary position.

    At September 30, 1999, the Company owned or licensed 11 issued U.S. patents and had 44 pending patent applications in the U.S. to protect its proprietary methods and processes. It has also filed corresponding foreign patent applications for certain of these U.S. patent applications. The issued U.S. patents and patent applications relate to the gene activation platform in general, DNA sequences required for gene activation, cells modified by gene activation to produce Gene-Activated proteins, corresponding gene activation methods, the Transkaryotic Therapy platform in general, the Niche Protein product platform in general, methods of propagating and transfecting cells, methods for obtaining expression of therapeutic proteins and homologous recombination in cells, and cells modified by the preceding methods. The U.S. patents owned or licensed by TKT expire at various dates ranging from 2011 to 2016.

    As a general matter, patent positions in the fields of biotechnology and biopharmacology are highly uncertain and involve complex legal, scientific, and factual matters. To date, there has emerged no consistent policy regarding the breadth of claims allowed in biotechnology patents. Consequently, although TKT plans to prosecute aggressively its applications and defend its patents against third parties, there can be no assurance that any of the Company's patent applications relating to the technology used by the Company will result in the issuance of patents or that, if issued, such patents or the Company's existing patents will not be challenged, invalidated, or circumvented or will afford the Company protection against competitors with similar technology. Any litigation or interference proceedings regarding patent or other proprietary rights may result in substantial cost to the Company, regardless of outcome, and, further, may adversely affect TKT's ability to develop, manufacture, and market its products and to form strategic alliances.

    The Company's technologies and potential products may conflict with patents which have been or may be granted to competitors, universities, or others. As the biotechnology industry expands and more patents are issued, the risk increases that the Company's technologies and potential products may give rise to claims that they infringe the patents of others. Such other persons could bring legal actions against the Company claiming damages and seeking to enjoin commercialization of a product or use of a technology. If any such actions are successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to use such technology or to manufacture or market such product, or could be required to cease using such product or technology. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available or would be made available on acceptable terms. The Company believes that there may be significant litigation regarding patent and other intellectual property rights in the fields of all three of its product platforms.

    GENE ACTIVATION TECHNOLOGY PATENTS AND GA-EPO LITIGATION

    For many currently marketed proteins, the product manufactured using conventional genetic engineering techniques does not represent the first time the protein was isolated and purified. As such, it was generally not possible to obtain a broad composition of matter patent for many of the currently marketed proteins. In contrast, the isolated and purified DNA sequences encoding these proteins, various vectors used to insert such DNA sequences into production cell lines, cell lines modified by the insertion of such DNA sequences, and corresponding methods (including methods of producing proteins using this approach) led to issued patents in many cases. TKT believes that, by completely avoiding the use of isolated and purified DNA sequences encoding proteins of commercial interest, the Company's technology does not infringe claims based on isolated and purified DNA sequences encoding such proteins. Furthermore, the Company intends to avoid the use of technologies (such as specific protein purification procedures) that are the subject of patents that are not limited to protein products manufactured using conventional genetic engineering techniques.

    In April 1997, Amgen, Inc. ("Amgen") filed a civil action in the U.S. District Court of Massachusetts against the Company and HMRI relating to GA-EPO and the processes for producing GA-EPO.

In the litigation, Amgen is asserting, among other things, that GA-EPO and the processes for producing GA-EPO infringe certain of Amgen's U.S. patents. In addition, TKT and HMRI have launched judicial proceedings against Kirin-Amgen, Inc. ("Kirin-Amgen"), a joint venture of Amgen and Kirin Brewery Co., Ltd. ("Kirin"), in the U.K.


    GENE THERAPY PATENT INTERFERENCE

    Over the past decade, there has been a dramatic increase in the number of approaches to gene therapy under development in both academic and industrial laboratories. A large number of patent applications have been filed in the U.S. and worldwide relating to this work, and a number of gene therapy patents have issued to date. The Company requested, and the U.S. Patent and Trademark Office ("PTO") declared in January 1996, an interference regarding an issued patent with broad claims to EX VIVO gene therapy. The participants in the interference are TKT, Genetic Therapy, Inc., which is a wholly-owned subsidiary of Novartis AG, Syntex (U.S.A.), which is a wholly-owned subsidiary of Roche Holdings, Inc., and Somatix Therapy Corporation, which has been merged into Cell Genesys, Inc. With the possible exception of the patent involved in the interference, the Company believes its Transkaryotic Therapy technology does not infringe on patents issued to date.

    The PTO proceeding will determine the patentability of the subject matter of the interference and which of the parties first developed this subject matter. The process to resolve the interference can take many years. The outcome of interferences can be quite variable: for example, none of the four parties may receive the desired claims, one party may prevail, or a settlement involving two or more of the parties may be reached. There can be no assurance that TKT will prevail in this interference or that, even if it does prevail, the Company can meaningfully protect its proprietary position.
    If TKT does not prevail, a March 1997 Federal Trade Commission (the
"FTC") consent order may be relevant to TKT. The FTC entered this consent order to resolve anti-competitive concerns raised by the merger of Ciba-Geigy Limited and Sandoz Limited into Novartis AG. As part of the consent order, the constituent entities of Novartis are required to provide all gene therapy researchers and developers with nonexclusive, royalty-bearing licenses to the Novartis patent which is involved in the interference. In addition, the Company has entered into an agreement with Cell Genesys under which the Company would be permitted to market its non-viral gene therapy products pursuant to a royalty-free license agreement if Cell Genesys wins the interference. Thus, the Company believes that it will only be materially adversely affected if Syntex prevails in this proceeding.



    TRADE SECRETS

    To further protect its trade secrets and other proprietary property, the Company requires all employees, Scientific Advisory Board members, consultants, and collaborators having access to such proprietary property to execute confidentiality and invention rights agreements in favor of the Company before beginning their relationship with the Company. While such arrangements are intended to enable the Company to better control the use and disclosure of its proprietary property and provide for the Company's ownership of proprietary technology developed on its behalf, they may not provide meaningful protection for such property and technology in the event of unauthorized use or disclosure.

    LICENSING

    The Company has entered into several licensing agreements under which it has acquired certain worldwide rights to use proprietary genes and related technology in its non-viral gene therapy products. In particular, the Company has a non-exclusive license for certain non-viral gene therapy applications from GI with respect to GI's patented Factor VIII genes and a non-exclusive sublicense for non-viral gene therapy applications from British Technology Group plc ("BTG") with respect to BTG's patented Factor IX gene. In addition, the Company has an exclusive license to certain pending and issued patents from

Women's and Children's Hospital, North Adelaide, Australia related to certain mucopolysaccharidoses (MPS), including Hurler and Scheie syndrome (MPS I), Hunter syndrome (MPS II), and Sanfilippo syndrome (MPS III), TKT's rights under these gene licenses and sublicenses are for the term of the last to expire patent included in the licensed patent rights.

COMPETITION

    The Company believes that the primary competitive factors relating to the products that it is developing include safety, efficacy, reliability, distribution channels, price, and disease management services. In addition, the length of time required for products to be developed and to obtain regulatory and, in some cases, reimbursement approval are important competitive factors. The biotechnology industry is characterized by rapid and significant technological change. Accordingly, the Company's success will depend in part on its ability to respond quickly to medical and technological changes through the development and introduction of new products. The Company believes it competes favorably with respect to the competitive factors affecting its business, although there can be no assurance that it will be able to continue to do so.

    Many of the Company's competitors have substantially greater financial and other resources than the Company, including larger research and development staffs and more experience and capabilities in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals, and manufacturing, marketing, and distributing products. Smaller companies may obtain access to such skills and resources through collaborative arrangements with pharmaceutical companies or academic institutions.

    There can be no assurance that TKT will succeed in developing and marketing technologies and products that are more clinically efficacious and cost-effective than existing established treatments or new approaches and products developed and marketed by competitors. The development by others of alternative or superior treatment methods could render the Company's products obsolete or noncompetitive with respect to some or all of the competitive factors described above. In addition, treatment methods not clearly superior to the Company's could achieve greater market penetration through competitors' superior sales, marketing, or distribution capabilities.

    The Company's competitive position also depends upon its ability to attract and retain qualified personnel, obtain patent protection, secure licenses of necessary genes and technology from third parties, or otherwise develop proprietary products, or processes, and secure sufficient capital resources for the typically substantial expenditures and period of time prior to commercial sales of each product.

    GENE-ACTIVATED-TM- PROTEIN PRODUCTS

    In its Gene-Activated protein program, TKT is developing versions of proteins that are currently marketed. For instance, in the case of GA-EPO, erythropoietin is marketed by Amgen and J&J in the U.S.; F. Hoffmann-La
Roche Ltd. (Boehringer Mannheim GmbH) and J&J (Janssen-Cilag) in Europe; and by Sankyo Company Ltd., Chugai Pharmaceutical Co., Ltd., and Kirin in Japan.

    Many of the protein products against which the Company's Gene-Activated protein products would compete have well known brand names, have been promoted extensively and have achieved market acceptance by third party payors, hospitals, physicians, and patients. In addition, many of the companies that produce these protein products have patents covering techniques used to produce these products, which have served as effective barriers to entry in the therapeutic proteins market. As with Amgen and its erythropoietin product, these companies may seek to block TKT's entry into the market by asserting that the Company's Gene-Activated protein products infringe their patents. Many of these companies are also seeking to develop and commercialize new or potentially improved versions of their proteins.

    NICHE PROTEIN-TM- PRODUCTS

    For many of the disease targets of the Company's Niche Protein product program, there is currently no cure or effective treatment. Treatments are generally focused on the management of the disease's clinical symptoms, particularly pain. In general, the Company believes that these diseases may represent markets too small to attract the resources of larger pharmaceutical companies, but provide attractive commercial opportunities to smaller companies, such as TKT. The Company believes its major competition with respect to Fabry disease and Gaucher disease is Genzyme. Genzyme is conducting late stage clinical trials of a protein product for the treatment of Fabry disease and has marketed a product for the treatment of Gaucher disease since 1991. Genzyme owns or controls issued patents related to the production of protein products to treat Fabry disease and Gaucher disease.

    The Orphan Drug Act generally provides incentives to manufacturers to undertake development and marketing of products to treat relatively rare diseases or diseases that affect fewer than 200,000 individuals in the U.S. The Company believes that many of the potential products in its Niche Protein program will qualify as orphan drugs and intends to pursue orphan drug designations, where appropriate. If a product which has an orphan drug designation from the FDA subsequently receives the first marketing approval for the indication for which it has such designation, the FDA may not approve any other applications to market the same product for the same indication, except in limited circumstances, for a period of seven years.

    There can be no assurance that other companies will not seek an orphan drug designation and obtain FDA marketing approval for a product competitive with a Niche Protein product before the Company obtains such approval. If another company obtains orphan drug marketing approval and receives seven year marketing exclusivity, the Company would not be permitted by the FDA to market the same product for the same indication in the U.S. during the exclusivity period, except in limited circumstances.

    GENE THERAPY

    The Company's gene therapy system will have to compete with other gene therapy systems, as well as with conventional methods of treating the diseases and conditions targeted. In addition, new non-gene therapy treatments may be developed in the future. A number of companies, including major biotechnology and pharmaceutical companies, as well as development stage companies, are actively involved in this field.

MANUFACTURING

    TKT is currently using, and plans in the future to use, a combination of internal manufacturing and contract manufacturing by third parties to meet its requirements for preclinical testing, clinical trials, and commercialization of its products.

    Under TKT's collaboration with HMRI, HMRI is required to manufacture GA-EPO and GA-II required for clinical trials and commercial sale. TKT is manufacturing the Gene-Activated proteins required for its other development programs. TKT expects that in the future it may employ third party contract manufacturers for the production of Gene-Activated proteins for clinical development and commercial sale.

    TKT has entered into a contract manufacturing arrangement with a third party for the production of the Niche Protein product that TKT is developing for the treatment of Fabry disease. TKT expects that it will also rely on third party contract manufacturers for the production of this product for commercial sale.

    TKT is manufacturing its gene therapy products that are undergoing clinical trials. TKT also plans to manufacture its gene therapy products for commercial sale. See "--TKT's Gene Therapy Programs and Commercialization Strategy."

GOVERNMENT REGULATION

    The testing, manufacturing, labeling, advertising, promotion, export, and marketing, among other things, of the Company's products are subject to extensive regulation by governmental authorities in the U.S. and other countries. In the U.S., pharmaceutical products are regulated by the FDA under the Federal Food, Drug, and Cosmetic Act and other laws, including, in the case of biologics, the Public Health Service Act. The Company believes that most of its products will be regulated by the FDA as biologics. Biologics require the submission of a BLA and approval by the FDA prior to being marketed in the U.S. Manufacturers of biologics may also be subject to state regulation.

    The steps required before a product may be approved for marketing in the U.S. generally include (i) preclinical laboratory tests and animal tests,
(ii) the submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may commence, (iii) adequate and well-controlled human clinical trials to establish the efficacy of the product, and appropriate testing to establish the safety of the product, (iv) the submission to the FDA of a BLA, (v) FDA review of the BLA, and
(vi) satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is made to assess compliance with cGMP.

    Preclinical tests include laboratory evaluation of the product, as well as animal studies to assess the potential safety and efficacy of the product. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may be commenced. The IND will automatically become effective 30 days after receipt by the FDA, unless the FDA before that time raises concerns or questions about the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials.

    Clinical trials typically are conducted in three sequential phases, but the phases may overlap, and certain phases may be eliminated. In Phase I, the initial introduction of the drug into human subjects, the drug is usually tested for safety (adverse effects), dosage tolerance, and pharmacodynamics. Phase II usually involves studies in a limited patient population to (i) evaluate preliminarily the efficacy of the drug for specific, targeted indications, (ii) determine dosage tolerance and optimal dosage, and (iii) identify possible adverse effects and safety risks. Phase III trials generally further evaluate clinical efficacy and test further for safety within an expanded patient population.

    In the case of products for severe or life-threatening diseases, the initial human testing is sometimes done in patients rather than in healthy volunteers. Since these patients are already afflicted with the target disease, it is possible that such studies may provide preliminary evidence of efficacy traditionally obtained in Phase II trials. These trials are frequently referred to as "Phase I/II" trials. There can be no assurance that Phase I, Phase II, or Phase III testing will be completed successfully within any specific time period, if at all, with respect to any of the Company's product candidates. Furthermore, the Company or FDA may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

    The results of the preclinical studies and clinical studies, together with other detailed information, including information on the manufacture and composition of the product, are submitted to the FDA in the form of a BLA requesting approval to market the product. Before approving a BLA, the FDA will inspect the facilities at which the product is manufactured, and will not approve the product unless cGMP compliance is satisfactory. The FDA may deny a BLA if applicable regulatory criteria are not satisfied, require additional testing or information, and/or require postmarketing testing and surveillance to monitor the safety or efficacy of a product. The testing and approval process require substantial time, effort, and financial resources and there can be no assurance that any approval will be granted on a timely basis, if at all.

    Both before and after approval is obtained, violations of regulatory requirements may result in various adverse consequences, including the FDA's delay in approving or refusal to approve a product, withdrawal of an approved product from the market, and/or the imposition of criminal penalties against the manufacturer and/or BLA holder. For example, BLA holders are required to report certain adverse reactions to the FDA, and to comply with certain requirements concerning advertising and promotional labeling for their products. Also, quality control and manufacturing procedures must continue to conform to cGMP regulations after approval, and the FDA periodically inspects manufacturing facilities to assess compliance with cGMP. Accordingly, manufacturers must continue to expend time, monies, and effort in the area of production and quality control to maintain cGMP compliance. In addition, discovery of problems may result in restrictions on a product, manufacturer, or BLA holder, including withdrawal of the product from the market. Also, new government requirements may be established that could delay or prevent regulatory approval of the Company's products under development.

    The Company will also be subject to a variety of foreign regulations governing clinical trials and sales of its products. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing of the product in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA approval.

    In addition to regulations enforced by the FDA, the Company is also subject to regulation under the Occupational Safety and Health Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, and other present and potential future federal, state, or local regulations. The Company's research and development activities involve the controlled use of hazardous materials, chemicals, biological materials, and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidential contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.

    For marketing outside the U.S., the Company also is subject to foreign regulatory requirements governing human clinical trials and marketing approval for products. The requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary greatly from country to country.

EMPLOYEES

    As of September 30, 1999, the Company had 230 full-time employees, including 182 in research and development. The Company's employees are not covered by any collective bargaining agreement. TKT considers relations with its employees to be good.

FACILITIES

    The Company leases a total of approximately 112,000 square feet of laboratory and office space in buildings located in Cambridge, Massachusetts. These facilities include pilot facilities for gene therapy and protein product manufacturing.

    The Company believes that its current facilities will be adequate to accommodate its needs through 2000. The Company currently expects to meet any additional facilities requirements through development of a new facility or conversion of an existing building. The Company expects to seek financing for all or a significant portion of the cost of any additional facilities. There can be no assurance that financing will be available on favorable terms, if at all.

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
LEGAL PROCEEDINGS

    In April 1997, Amgen filed a civil action in the U.S. District Court of Massachusetts against the Company and HMRI, the Company's collaborative partner. The complaint in the action alleges that GA-EPO and the processes for producing GA-EPO infringe certain of Amgen's U.S. patents and requests that TKT and HMRI be enjoined from making, using, or selling GA-EPO and that the Court award Amgen monetary damages. In November 1997, TKT and HMRI filed a Motion for Summary Judgment of Non-Infringement. On the same date, Amgen filed a Motion for Summary Judgment of Infringement. TKT and HMRI opposed that motion, stating that there had been no infringement.

    In April 1998, the Court granted TKT and HMRI's Motion for Summary Judgment of Non-Infringement and denied Amgen's Motion for Summary Judgment of Infringement on the ground that all of TKT and HMRI's GA-EPO related activities through that date had been conducted solely for uses reasonably related to the production of information for submission to the FDA as part of seeking regulatory approval to market GA-EPO. According to the Court, such activities are not acts of patent infringement under the Waxman-Hatch Act. The Court did not address the issue of whether TKT and HMRI's activities that were challenged by Amgen infringed Amgen's patents. The Court ordered Amgen's remaining claim for declaratory judgment of future infringement administratively closed, to be reopened upon motion of either party for good cause shown. The Court also stated that issuance by the FDA of a product license presumably would constitute good cause to reopen that claim.

    In June 1999, TKT and HMRI filed a motion to reopen the case with the Court, which was granted. The Court scheduled the trial to commence in April 2000. In addition, in July 1999, the Company commenced legal proceedings in the U.K. against Kirin-Amgen seeking a declaration that a U.K. patent held by Kirin-Amgen will not be infringed by the sale of GA-EPO and that numerous claims of Kirin-Amgen's U.K. patent are invalid. The trial is scheduled to commence in November 2000.

    In September 1999, the Court in the Massachusetts proceeding granted Amgen's motion to amend its complaint to include two additional patents that issued in May 1998 and September 1999.

    The Company can provide no assurance as to the outcome of either the U.S. or U.K. proceedings. A decision by a court in Amgen's or Kirin-Amgen's favor, including the issuance of an injunction against the making, using, or selling of GA-EPO by the Company and HMRI in the U.S. or the U.K., or any other conclusion of either litigation in a manner adverse to the Company and HMRI, would have a material adverse effect on the Company's business, financial condition, and results of operations.

    Pursuant to the Amended and Restated License Agreement, dated March 1995, by and between HMRI and the Company, HMRI has assumed the cost of the Amgen and Kirin-Amgen litigations. The Company is required to reimburse HMRI for the Company's share of litigation expenses, as defined, from future royalties, if any, payable by HMRI as to the sale of GA-EPO and in certain other circumstances.

    There can be no assurance that the Company will not in the future become subject, in the U.S. or any other country, to additional patent infringement claims, interferences, and other litigation involving patents, or any patents that may issue on any pending patent applications, including Amgen patent applications.

    The Company is currently involved in a patent interference proceeding before the PTO involving a patent and several patent applications in the gene therapy field.

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


     This Report on Form 8-K contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act of 1934, as amended. You can identify these forward-looking statements by TKT's use of the words "believes," "anticipates," "plans," "expects," "intends," and similar expressions, whether in the negative or the affirmative. TKT cannot guarantee that it actually will achieve the plans, intentions or expectations discussed in these forward-looking statements. TKT's actual results could differ materially from, including without limitation, those forward-looking statements set forth under the caption "Certain Factors That May Affect Future Results" in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 which is on file with the Securities and Exchange Commission and incorporated herein by reference and any forward-looking statements set forth in any future filings the Company makes with the Commission. The Company does not assume any obligation to update and forward-looking statements the Company makes.

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

                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 1999                TRANSKARYOTIC THERAPIES, INC.
                                            (Registrant)



                                       By: /s/ Richard F Selden
                                          ------------------------------
                                       Richard F Selden
                                       President and Chief Executive Officer


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